Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-101196) to be filed on or about November 21, 2002 by Celgene Corporation and to the incorporation by reference therein of our report dated February 4, 2000, with respect to the financial statements of Signal Pharmaceuticals, Inc. for the year ended December 31, 1999 (not presented), included in the Annual Report (Form 10-K) of Celgene Corporation for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                                 /s/ Ernst & Young LLP
                                                 -------------------------------
                                                 ERNST & YOUNG LLP

San Diego, California
November 20, 2002